UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22 , 2013 (October 15, 2013)

Magellan Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-5507	06-0842255
(Commission File Number)	(IRS Employer Identification No.)

1775 Sherman Street, Suite 1950, Denver, CO	80203
(Address of principal executive offices)	(Zip Code)

(720) 484-2400
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 15, 2013, the Compensation, Nominating and Governance Committee of the Board of Directors (the “Board”) of Magellan Petroleum Corporation (the “Company”), as plan administrator for the Company’s stockholder-approved 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”), approved a stock option program (the “Program”) for certain key employees of the Company, including J. Thomas Wilson, the Company’s President and Chief Executive Officer, and Antoine J. Lafargue, the Company’s Vice President - Chief Financial Officer and Treasurer. Pursuant to the Program and the 2012 Plan, on October 15, 2013, the Company granted options (the “Options”) to Messrs. Wilson and Lafargue to purchase up to a total of 1,000,000 shares and 825,000 shares, respectively, of the Company’s common stock (the “Common Stock”), at an exercise price of $1.03 per share, which was the NASDAQ closing price for the Common Stock on the grant date. The vesting and exercisability of the Options are subject to performance conditions and will vest and become exercisable only if specified performance conditions discussed below are achieved.
Fifty percent of the Options are target stock price options and will vest and become exercisable, subject to ongoing employment, if, at the end of any period of 90 trading days (a “Window”), (A) the closing price of the Common Stock as reported by NASDAQ (the “Closing Price”) on each of the first 10 trading days of a Window equals or exceeds $2.35 per share and (B) the median of the Closing Price of the Common Stock during such Window equals or exceeds $2.35 per share.
The remaining fifty percent of the Options are operational performance goal options and will vest and become exercisable, subject to ongoing employment, proportionately if the Company achieves the following operational performance goals (including performance goals related to planned or possible drilling, development, production, and other potential strategic monetization transactions that are subject to future Board determinations):

Performance Goal	Percent of Performance Goal Tranche
Goal #1: Completion of the drilling of the CO2-EOR pilot program.	10%
Goal #2: A determination by the Board that the CO2-EOR pilot program proves the economically-attractive scalability to the Company of a phased, full field CO2-EOR project at Poplar.	40%
Goal #3: Sale of substantially all Amadeus Basin assets at Board approved prices and terms, or commencement of sales under the Dingo GSPA.	20%
Goal #4: Ability to participate in the drilling of at least one well in the Weald Basin along with Celtique Energie with internally developed funding (i.e., proceeds of a sale of assets) or an approved farm-out.	20%
Goal #5: Approval and execution of a farm-out agreement for the drilling of at least one well in NT/P82.	10%
The Options have a term of 10 years. If an optionee’s employment with the Company is terminated for cause or when grounds for cause exist, all Options granted to that optionee will immediately terminate. If the optionee is involuntarily terminated without cause or voluntarily terminates employment for good reason, Options vested and exercisable at the time of termination may be exercised for a period of one year. If a portion of the Options remains unvested at the time of such termination, a portion of those Options based upon the period of employment during the three year period following the grant will remain in suspense for nine months after the termination and may vest and become exercisable if the stock price target or operational performance goals are achieved during that nine month period. If the Options vest and become exercisable, they will be exercisable for the same one year period from the date of termination. If an optionee is terminated for any other reason other than the reasons outlined above, the Options that are vested and exercisable at the time of the termination may be exercised for a period of 90 days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN PETROLEUM CORPORATION

	By:	/s/ J. Thomas Wilson
John Thomas Wilson, President and Chief Executive Officer
(as Principal Executive Officer)

October 22, 2013